Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered by and between Longeveron, INC, a Delaware Corporation with offices located at 1951 NW 7th Ave., Ste. 520, Miami, Florida 33136 (the “Company”), and Dr. Chris Min, an individual with a legal address of 305 E. 85th St., New York, NY 10028 (the “Executive”), as of the date(s) set forth on the signature page(s) hereto (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement and to enter into or continue the employment of Executive upon the terms and conditions set forth herein;

WHEREAS, Executive acknowledges that during his employment with the Company, the Executive will have access to certain confidential, proprietary information and trade secrets belonging to the Company’s existing and future business and that Executive has an obligation not to disclose, misappropriate, use for his own personal or a third party’s purposes and/or unfairly benefit from the Company’s confidential, proprietary, information, trade secrets, customers, prospective customers and good will;

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the Company and Executive hereby agree as follows:

1. Reaffirmation of Recitals. The foregoing recitals are complete, true and correct and are incorporated herein and made part hereof by this reference. Executive acknowledges the Company’s reliance thereon as a material inducement to enter into this Agreement.

2. Term. Subject to Section 5 below, the term of this Agreement shall be one (1) year commencing on the date of this Agreement (the “Initial Term”). After the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (each a “Renewed Term”), unless, at least sixty (60) days prior to the end of the Initial Term or a Renewed Term, either party delivers written notice to the other that the Agreement is not to be renewed, in which case, the Agreement and Executive’s employment hereunder shall be terminated as of the end of the applicable Initial Term or Renewed Term. The Initial Term and any Renewed Term shall be collectively referred to as the “Term.”

3. Position and Duties.

(a) During the Term, Executive shall be employed as the Chief Medical Officer (“CMO”), and shall report to the Chief Executive Officer (“CEO”) or his designee ( such as the Chief Science Officer or “CSO” or some other designee with a science/medical background). Executive shall have such duties and responsibilities as are reasonably commensurate with Executive’s position, including those duties specified in the attached Schedule A, and such other duties and responsibilities as the CEO or his designee may reasonably assign to Executive from time to time. Executive shall devote Executive’s working time to the fulfillment of Executive’s duties and responsibilities under this Agreement, and Executive shall perform such duties and responsibilities to the best of Executive’s abilities, and in a trustworthy, businesslike and efficient manner. Executive shall not be actively involved in any other trade or business that, in the reasonable opinion of the Company, would be considered a conflict of interest or direct competition to Company, or as an Executive of any other such trade or business. Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish or change from time to time (“Policies”); provided, however, that in the event of a conflict between the terms of this Agreement and the provisions of any such Policies, the terms of this Agreement shall control and provided further that all Policies must be reduced to a writing and provided to the Executive..

(b) Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which Executive reasonably should know would injure the Company’s business, interests, or reputation. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that Executive shall not become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s Policies.

(c) The Company recognizes that Executive may, without violating this Agreement, engage in or continue to engage in outside activities that do not involve a conflict of interest, such as serving on community boards or the boards of professional or trade organizations, volunteering for community organizations or professional or trade organizations, managing personal investments, engaging (to an extent that does not interfere with Executive’s performance of his duties) in business ventures that do not involve a conflict of interest, or engaging in charitable or not-for-profit activities.

(d) Company’s office is presently located at Life Science & Technology Park, 1951 NW 7th Avenue, Suite 520, Miami, FL 33136, and Executive may be required to be present at this or some other future work location from time to time for those work requirements that reasonably require Executive’s in-person attendance. Notwithstanding the foregoing, it is understood that as a general matter, Executive is permitted to and shall perform Executive’s duties remotely in Executive’s discretion. Executive’s duties also shall include travel reasonably commensurate with Executive’s position.

4. Compensation and Benefits. During the Term, Executive shall receive the following compensation:

(a) Base Salary. The Company shall pay Executive an annual salary of three- hundred and fifty thousand dollars ($350,000.00) (the “Base Salary”), paid in accordance with the Company’s normal payroll practices (subject to appropriate tax and other withholdings). Executive’s Base Salary will be subject to annual review and adjustment by the CEO and/or the Compensation Committee of the Board of Directors (“Compensation Committee”).

(b) Annual Bonus & One-Time Signing Bonus. Executive will also be eligible to receive an annual bonus of thirty percent (30%) of the then Base Salary, based on written metrics established and agreed to each year between Executive and CEO and/or the Compensation Committee. Annual Bonus will be due no later than January 31st of each year (and shall be prorated for partial years). Executive’s Annual Bonus may be suspended or reduced, along with the bonuses of all other Company Executives, if in the sole discretion of the Board such action is necessary to safeguard the financial interests of the Company. In addition to the annual bonus as recited above, Executive shall be entitled to a one-time signing bonus of $30,000 in value of Restricted Stock Units and $30,000 in value of stock options (valued based on the closing price of the Company’s common stock on Executive’s starting date). 50% of this signing bonus shall vest after the signing of this Agreement upon commencement of employment, and the remaining 50% shall vest on January 1, 2023.

(c) Initial Equity Grant and Annual Equity Grants. Executive will receive 150,000 Restricted Stock Units (“RSUs”) and 50,000 Stock Options, all vesting over a four (4) year period commencing with Executive’s employment, such that 25% of these grants shall vest upon the one-year anniversary of Executive’s employment with Company, and an additional 25% shall vest on the two-year, three-year, and four-year anniversaries, respectively. Executive may also be granted additional equity (“Equity”) in the Company in the future in accordance with, and subject to the terms and conditions of the Company’s Plan and Option Award Agreement as determined by the CEO and/or Compensation Committee.

(d) Vacation. Executive shall be entitled to twenty (20) days of paid vacation per year (prorated for partial years), to be taken at times mutually acceptable to Executive and the Company, and to such paid holidays as are observed by the Company. Paid vacation that is not used in a year will roll-over to the following year in accordance with Company Policies. For purposes of this Section 4(d), the word “year” means the twelve (12) month period the Company uses administratively for purposes of vacation records.

(e) Welfare and Retirement Benefits. Executive shall be eligible to participate in each of the Company’s Executive benefit plans and programs, in accordance with the terms thereof and as they may be changed from time to time, that the Company offers to similarly situated Executives, if any, for so long as the Company shall continue to offer said plans and programs, and subject to Executive’s payment of any required contributions. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein shall be construed to limit, condition, or otherwise encumber the rights of the Company, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite applicable to Executives of the Company generally.

(f) Tax Withholding. The Company shall withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Except where the Company is so required to withhold and remit any such taxes, Executive shall be responsible for any and all federal, state, city or other taxes that arise out of any compensation, benefits or amounts payable to Executive hereunder.

(g) Expenses. During the Term, and subject to the provisions of Section 21(d) of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable and documented business expenses, including travel expenses to and from and on behalf of Company, that Executive incurs in accordance with the policies and procedures established by the Company from time to time, provided that Executive properly accounts therefor in accordance with Company policy, as may be amended from time to time.

5. Termination and Termination Compensation.

(a) General. This Agreement and Executive’s employment with the Company hereunder shall be terminated prior to the end of the Term in accordance with the provisions of this Section 5: (i) automatically upon Executive’s death, (ii) at any time by the Company in the event of Executive’s Disability, (iii) at any time by the Company upon written notice to Executive for Cause, (iv) voluntarily at any time by Executive or the Company upon sixty (60) days’ advance written notice to the other, or (v) at any time by Executive for Good Reason.

(b) Definitions. For purposes of this Agreement:

(i) “Cause” means, as determined by the Company: (A) the commission by Executive of an act of theft, fraud, embezzlement, falsification of the Company or customer documents, misappropriation of funds or other assets of the Company or its affiliates, involving the property or affairs of the Company or its affiliates; (B) the conviction of Executive (by trial, upon a plea or otherwise) or the admission of guilt or a plea of nolo contender by Executive, of any felony or criminal act of moral turpitude; (C) the failure of Executive to substantially perform his material duties or responsibilities under this Agreement, or follow the reasonable instructions of the Company regarding a matter material to the Company, provided that if such failure is reasonably capable of cure, Executive is given written notice of any such failure, which notice shall specify in reasonable detail the nature of the failure to substantially perform, and Executive fails to remedy the same within thirty (30) days of receipt of such notice; (D) the material breach by Executive of any material provision of this Agreement, or of any fiduciary duty to the Company or material violation of any other material contractual, statutory, common law or other legal duty to the Company or its affiliates; (E) gross negligence or willful misconduct by Executive in the performance of Executive’s duties; (F) Executive’s material violation of any material written policy or procedure of the Company, provided that if such violation is capable of cure in the Company’s reasonable determination, Executive is given written notice of any such violation, which notice shall specify in reasonable detail the nature of the violation, and Executive fails to remedy the same within thirty (30) days of receipt of such notice; or (G) conduct that brings the Company into public disgrace or disrepute in any material respect.

(ii) “Disability” means, if the Company or any of its affiliates sponsors a long-term disability plan that covers Executive, the standard such long-term disability plan uses to determine a participant’s eligibility for benefits, provided, that the long-term disability insurer had accepted Executive’s claim, and provided further, that Executive’s incapacity is likely to be continuous for at least six (6) months or be permanent. If Executive is not covered by such a long- term disability plan, however, then “Disability” means Executive becomes physically or mentally incapacitated so as to be unable to perform the essential function of Executive’s job, with or without a reasonable accommodation, and such incapacity is likely to be continuous for at least six (6) months or be permanent. Any disputes as to whether Executive meets the standard of Disability set forth herein shall be resolved initially through consultation between Executive’s treating physician and a physician retained by the Company (collectively the “Treating Physicians”). If the Treating Physicians cannot agree, then the Treating Physicians shall select an independent physician who is a recognized specialist in the condition(s) causing the incapacity, who shall render a binding determination as to Disability after full consultation with the Treating Physicians, examination of any relevant medical records, and reviewing the results of relevant medical tests.

(iii) “Good Reason” means, without Executive’s express written consent, a material diminution in Executive’s authority, duties, or responsibilities (excluding any change made in connection with the termination of Executive’s employment for Cause, or on account of Executive’s death or Disability, or temporarily as a result of Executive’s incapacity or other absence for an extended period); a change in the geographic location where Executive must regularly render services by more than 25 miles miles, provided that any such relocation materially increases the length of Executive’s normal daily work commute; or a material breach of this Agreement by the Company. In order for Executive to resign for Good Reason: (A) the Company must be notified by Executive in writing of the event constituting Good Reason; (B) if capable of cure in the reasonable determination of Executive, the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Company Notice Period”); and (C) if the Company fails to cure the same during the Company Notice Period, then the termination must occur within sixty (60) days after the expiration of the Company Notice Period. Notwithstanding the foregoing, an across-the-board salary reduction affecting Executive and other similarly situated Executives of the Company shall not constitute Good Reason.

(c) Termination by the Company for Cause or as a result of Death or Disability; Resignation by Executive without Good Reason; and Nonrenewal of a Term.

(i) If the Company terminates this Agreement and Executive’s employment hereunder for Cause, if this Agreement and Executive’s employment hereunder are terminated because of Executive’s death or Disability, if Executive terminates this Agreement and his employment hereunder without Good Reason, or the Agreement and Executive’s employment hereunder is not renewed at the expiration of the Term, Executive shall be entitled to receive the following compensation (collectively, the “Accrued Rights”):

(A) the Base Salary through the date of termination;

(B) payment for any earned but unused vacation time (as described in Section 4(d));

(C) such welfare and retirement benefits, if any, as to which Executive may be entitled under the terms thereof (as described in Section 4(e)); and

(D) such reimbursable business expenses as may be due and owing to Executive under Section 4(g), provided Executive submits a claim for such expenses within thirty (30) days after Executive’s employment is terminated.

(ii) The amount due under Section 5(c)(i)(A) and (B) shall be paid in a lump sum on the first regular payday following the date of Executive’s termination (or sooner if required by law). The amount due under Section 5(c)(i)(C) shall be paid in accordance with the terms of the plans that provide those benefits. The amount due under Section 5(c)(i)(D) shall be paid in accordance with time period set forth in Section 4(g).

(d) Termination by the Company without Cause or by Executive for Good Reason.

(i) If the Company terminates this Agreement and Executive’s employment hereunder without Cause (other than by reason of Disability), or if Executive terminates this Agreement and Executive’s employment hereunder for Good Reason, Executive shall receive only the following compensation:

(A) The Accrued Rights; and

(B) A severance benefit equal to 3 months of the then existing Base Salary for every year Executive remains employed with Longeveron, capped at 12 months. (in all cases assuming no for cause termination or voluntary resignation. Severance benefit payment shall be made in one lump sum payment or, at the Company’s discretion, in equal installments, at least monthly, in accordance with the Company’s established payroll procedures, beginning after the release referred to in Section 5(d)(ii) becomes effective, but in no event later than the sixtieth (60th) day following Executive’s termination date. The first such payment shall include payment of all amounts of severance pay that otherwise would have been due prior to such date, applied as though such payments commenced on the next normal pay date immediately following Executive’s termination date; and

(C) Any unvested stock options, restricted stock, or other equity- based compensation that has been granted to Executive will vest immediately.

(D) If Executive timely elects to continue health benefits coverage under COBRA, the Company will reimburse Executive, subject to the provisions of Section 21(d) of this Agreement, the amount of the COBRA premiums paid for the initial three (3) months of COBRA continuation coverage.

(ii) As a condition to the receipt of the severance benefits set forth in clause (i)(B) and (C) of this Section 5(d), Executive must (A) execute and not timely revoke Company’s release, substantially in the form attached hereto as Exhibit A within twenty-one (21) days after Executive’s employment is terminated (within forty-five (45) days after Executive’s employment is terminated in the case of a group termination), and (B) Executive must continue to comply with Executive’s obligations under Sections 5(g), 6, 7, 8, and 9 of this Agreement.

(iii) Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under this Section 5 is owing and the amounts due to Executive pursuant to Section 5 shall not be reduced or suspended if Executive accepts subsequent employment or earns any amounts as a self-employed individual, provided that in the event Executive materially breaches any of Executive’s obligations under Section 6, 7, 8 or 9 of this Agreement, then, in addition to the Company’s right to specific performance pursuant to Section 10 or any other rights that the Company may have under this Agreement or otherwise, the Company shall have the right to terminate the payment of any remaining amounts to which Executive would otherwise be entitled pursuant to Section 5(d)(i).

(e) Board and Officer Resignations. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned, effective as of the date of such termination and to the extent applicable, from all Board or Officer positions held with the Company and any affiliates of the Company.

(f) Executive’s Continuing Obligations. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement and Executive’s employment hereunder for any reason shall not terminate Sections 5(g), 6, 7, 8, 9, and 10 or Executive’s obligations thereunder, each of which shall survive such termination.

(g) Assistance by Executive. During any period in which any severance benefits are being paid to Executive under this Agreement after the date of termination, Executive shall provide to the Company reasonable levels of assistance in answering questions concerning the business of the Company, transition of responsibility, or litigation, provided that all out of pocket expenses Executive reasonably incurs in connection with such assistance shall be fully and promptly reimbursed by the Company, and any such assistance shall not interfere or conflict with the obligations which Executive may owe to any other employer.

6. Confidential Information and Trade Secrets.

(a) Except as set forth in Section 6(b), during Executive’s employment and perpetually after the termination of such employment, Executive: (i) shall not communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and shall hold in strict confidence for the benefit of the Company, all Confidential Information and Trade Secrets (as defined below); and (ii) shall not use any Confidential Information or Trade Secrets for Executive’s personal benefit, for the benefit of any third party or other than in the course and within the scope of Executive’s employment with the Company.

(b) Notwithstanding the foregoing, Executive may disclose such Confidential Information and Trade Secrets: (i) during the course of and within the scope of Executive’s employment to persons, firms or corporations who have a legitimate need to know such Confidential Information or Trade Secrets, including, but not limited to, the Company’s Affiliates;

(ii) as part of truthful testimony in response to compulsory legal process; (iii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction; (iv) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act; or (v) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.

(c) As used herein, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s or an Affiliate’s business, services, products, solutions, processes or techniques (whether or not copyrighted, patented or patentable) which: (i) has been disclosed to Executive orally or in writing or about which Executive became or shall become aware as a consequence of, through or during Executive’s employment by the Company; (ii) has value to the Company; and (iii) is not generally known by others; provided, however, that Confidential Information shall not include any “Excluded Information,” as defined below. Confidential Information includes non-public regulatory filings with the Food & Drug Administration, information describing patents in progress, etc.

(d) As used herein, “Trade Secrets” means: (i) any useful process, machine or other device or composition of matter which is new or which Executive has a reasonable basis to believe may be new, and which is being used or studied by the Company or its Affiliates and is not described in a patent or described in any literature already published and distributed externally by the Company or its Affiliates; (ii) any software, data, design, plan, tool, process or method employed by the Company or its Affiliates, whether patentable or not, which is not generally known to others; (iii) marketing plans and concepts; (iv) product development plans and proposals; (v) financial information or projections regarding the Company or its Affiliates; (vi) financial, pricing and/or credit information regarding clients, licensors or vendors of the Company or its Affiliates; (vii) a listing of names, postal addresses, email addresses or telephone numbers of customers or clients of the Company or its Affiliates; (viii) contracts and other legal documents belonging to the Company or its Affiliates; (ix) internal corporate policies and procedures of the Company or its Affiliates; (x) any other information designated as a Trade Secret by the Company or its Affiliates at the time of its disclosure to Executive; and (xi) any other information otherwise falling within the definition of a “Trade Secret” pursuant to the Defend Trade Secrets Act and the Florida Uniform Trade Secrets Act, F.S. Section 688.001, et.seq.; provided, however, that “Trade Secrets” shall not include any “Excluded Information,” as defined below. “Trade Secrets” shall also include matters which have been disclosed to the Company by a third party which would otherwise fall within the foregoing categories and with respect to which the Company owes a duty of confidentiality.

(e) As used herein, “Excluded Information” means any data or information that Executive can establish is or was: (i) already known to or otherwise in the possession of Executive when Executive received it from the Company or its Affiliates; (ii) publicly available or otherwise in the public domain; (iii) rightfully obtained by Executive from a third party not under any obligation to the Company or its Affiliates to maintain its secrecy and without breach of this Agreement by Executive; or (iv) independently developed by Executive without use of Confidential Information or Trade Secrets.

(f) As used herein, “Affiliates” means any person or entity that controls, directly or indirectly, the Company, and all persons or entities that are controlled, directly or indirectly, by the Company, where control may be by management authority, equity interest or otherwise.

7. Non-Competition; Non-Solicitation.

(a) Executive acknowledges that the Company and the Company’s Affiliates have a legitimate business interest in maintaining its customers and goodwill. In light of the foregoing and as part of the consideration for Executive’s employment and the compensation now or hereafter paid to Executive, Executive agrees as follows:

(i) To the fullest extent permitted by law during the term of Executive’s employment with the Company under this Agreement, and for the period of twenty-four (24) months after the date of termination of Executive’s employment under this Agreement for any reason (the “Non-Compete Period”), Executive will not, directly or indirectly, participate in the ownership, management, operation or control of, or work for or provide consulting services to, any person or entity that is engaged in, or attempting to engage in, any line of business or project which, directly or indirectly, provides any of the services, products or research the Company or the Company’s Affiliates provide, in any of the areas where the Company or the Company’s Affiliates do business; provided, however, that this restriction applies only with respect to the Company’s Affiliates from whom or with respect to which Executive received or had access to Confidential Information and Trade Secrets;

(ii) During the Non-Compete Period, Executive will not directly or indirectly, for Executive’s benefit or as an agent or Executive of any other person or entity, solicit the employment or services of any Person Employed by the Company or the Company’s Affiliates, induce any Person Employed by the Company or the Company’s Affiliates to leave his or her employment with the Company or the Company’s Affiliates, or hire any Person Employed by the Company or the Company’s Affiliates. For purposes of this Section 7, the term “Person Employed by the Company or the Company’s Affiliates” means any person who is or was an Executive of the Company at the time of or within the twelve (12) months preceding the solicitation, inducement, or hiring; and

(iii) During the Non-Compete Period, Executive will not, directly or indirectly, for Executive’s benefit or as an agent or Executive of any other person or entity, solicit or induce any customers, distributors, vendors, licensors or suppliers of the Company or the Company’s Affiliates with whom Executive had contact during Executive’s employment, or for whom Executive received Confidential Information and Trade Secrets, to divert their business from the Company or the Company’s Affiliates to any other person or entity or in any way interfere with the relationship between any such customer, distributor, vendor, licensor or supplier and the Company or the Company’s Affiliates (including, without limitation, making any negative statements or communications about the Company or the Company’s Affiliates).

(b) Executive understands that the provisions of Sections 6 and 7 of this Agreement may limit Executive’s ability to earn a livelihood in a business similar to the business in which Executive is involved, but as an Executive member of the management group of the Company, Executive nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; (iii) the consideration provided under this Agreement, including without limitation, any amounts or benefits provided under Sections 4 or 5 of this Agreement, is sufficient to compensate Executive for the restrictions contained in Section 6 and 7 of this Agreement; and (iv) the Company’s Affiliates are intended third party beneficiaries of the protections afforded by Sections 6 and 7 of this Agreement.

(c) In consideration of the foregoing and in light of Executive’s education, experience, skills and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provisions of Section 6 or 7 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. If, at the time of enforcement of Section 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8. Copyrightable Works.

(a) Executive hereby acknowledges and agrees that each of the copyrightable works authored by Executive (including, without limitation, all bio-tech, software and related documentation), alone or with others, during Executive’s employment by Company shall be deemed to have been to be works prepared by Executive within the scope of Executive’s employment by Company. As such, Executive acknowledges and agrees that all such copyrightable works shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. To the extent possible, Executive waives any “moral rights” or other rights of attribution, throughout the world.

(b) In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Executive to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. Executive hereby assigns all right, title and interest in and to any such works to the Company, including the right to sue for and recover damages for past infringement. The fact that such copyrightable works are created by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph.

(c) Executive shall execute and deliver to the Company such further instruments or documents as may be requested by Company in order to effectuate the purposes of this Section 8.

(d) Company will not have claims on copyrightable works authored by Executive that are not related to Company business and are authored independently thereof by Executive, e.g., works of fiction.

9. Inventions.

(a) Executive does not have any right, title or interest in, nor has Executive made or conceived, wholly or in part, prior to the execution of this Agreement, any ideas, inventions, discoveries and improvements, except as disclosed on the attached Exhibit B.

(b) All ideas, inventions, discoveries and improvements Executive makes or conceives, solely or with others, while employed by the Company, where the subject matter of such ideas, inventions, discoveries and improvements results from or is suggested by any work that Executive does for or on behalf of the Company or relates in any way to the Company’s products, services or businesses (“Inventions”), shall belong to the Company, whether they are patentable or not. The fact that such Inventions are made or conceived by Executive outside of the Company’s facilities or other than during Executive’s working hours at the Company shall not diminish the Company’s rights with respect to such Inventions that otherwise fall within this paragraph;

(c) Executive hereby assigns all right, title and interest it may possess in and to such Inventions to the Company or its nominee, including the right to sue for and recover damages for past infringement and the right to claim priority to any applications filed that include those Inventions;

(d) At the request of the Company, either during or after the termination of Executive’s employment under this Agreement, Executive shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect relating to Inventions covered by this Agreement, and Executive shall execute or join in executing all papers or documents needed to assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in such Inventions, patent applications, and Letters Patent in accordance with the spirit of this Agreement; and

(e) In the event Executive is unable or unwilling to execute any documents as reasonably required to protect the Company’s Inventions, and to file copyright, patent, patent application and/or associated documents, Executive hereby irrevocably appoints the President of the Company as Executive’s attorney to execute and deliver such documents on Executive’s behalf and in Executive’s name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all intellectual property rights therein, to the fullest extent permitted by law. All such Inventions shall remain the sole and exclusive property of the Company, whether patentable or not.

(f) Executive shall execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this Section 9.

(g) Company shall make no restrictions on Executive to list any such Invention, for which Executive was an Inventor or Co-Inventor, on Executive’s curriculum vitae (CV) or biosketch, or for presentation or other purposes, provided that such Inventions are public knowledge.

10. Injunction.

(a) In the event of a breach or a threatened breach of the provisions in this Agreement, the Company shall be entitled to specific performance, including, without limitation, an injunction restraining such breach, it being recognized that any injury arising from a breach would be irreparable and would have no adequate remedy at law; however, nothing herein shall be construed as prohibiting the Company from enforcing its rights under this Agreement (which are not intended to be exclusive) or from pursuing any other remedy available for such breach or threatened breach at law or in equity.

(b) In addition, in the event of an alleged breach or violation by Executive of Section 6 of this Agreement, the Non-Compete Period set forth therein shall be tolled until such breach or violation has been cured. In the event that an action is commenced due to an actual, alleged or threatened breach of this Agreement, all costs of the dispute resolution contemplated by this Section 10 (including, without limitation, the attorneys’ fees of the parties) shall be borne by the party who is the least successful in such dispute resolution, which shall be determined by the court by comparing (i) the position asserted by each party on all disputed matters taken together to (ii) the final decision of such presiding party on all disputed matters taken together.

11. Choice of Law and Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding choice of law principles.

(b) Executive and Company consent to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and Executive and Company irrevocably agree that all actions or proceedings relating to this Agreement may be litigated in such courts. Executive and Company irrevocably waive any right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, or similar state or federal statutes.

12. Jury Trial Waiver. To the extent permitted by law, the parties agree to, and do hereby, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, or either of them, in any way connected with the Agreement.

13. Arbitration of Disputes. Should any Dispute arise, such Dispute shall be resolved by the dispute resolution procedures set forth herein, which procedures shall be exclusive and shall be final and binding.

(a) For purpose of this Agreement, the term “Dispute” means: (i) a contention by either party that this Agreement has been breached; (ii) a dispute as to the meaning or interpretation of this Agreement or any provision thereof; (iii) a dispute as to the validity or enforceability of this Agreement or any provision thereof; or (iv) a contention that the Company or any of its affiliates or their Executives violated any federal or state law (including common law) or statute regarding Executive’s employment, termination of employment, consideration for continued employment, or wages or benefits. Notwithstanding the foregoing, any disagreement over whether something constitutes an arbitrable Dispute shall be resolved by a court; the arbitrator shall not have jurisdiction to resolve such disputes unless the parties mutually agree to submit that dispute to the arbitrator.

(b) A Dispute shall be brought to the attention of the other party in writing within six (6) months of the date the material facts giving rise to the Dispute first occurred. If the parties are unable to resolve the Dispute within thirty (30) days, the Dispute shall be processed and resolved by the American Aribitraiton Association, using a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes. The place of the arbitration shall be within 35 miles of the Company’s principal place of business.

(c) Notwithstanding anything to the contrary in the National Rules for the Resolution of Employment Disputes, the Company shall pay the administrative and arbitrator’s fees due to the American Arbitration Association and all Disputes shall be processed on an individual basis between only the parties to this Agreement and not on a class, collective, private attorney general, or other representative basis absent mutual consent of the Parties.

(d) Nothing in this Agreement prohibits Executive from filing charges against the Company or with any federal, state, or local agency; however, Executive shall inform the agency of this Agreement if the underlying dispute or claim constitutes a Dispute.

(e) Disputes DO NOT INCLUDE the following types of claims and disputes:

ii. Claims seeking workers’ compensation or unemployment compensation benefits;

ii. Claims seeking benefit under an Executive benefit plan that provides its own claim procedures;

iii. Claims seeking equitable relief relating to the alleged breach of a restrictive covenant or confidentiality agreement or the alleged misappropriation of trade secrets; and

iv. Any other claims that, as a matter of law, the parties cannot agree to arbitrate.

14. Company Property. All rights, title and interest in all records, documents or files concerning the business of the Company, including, but not limited to, customer data, materials, processes, letters, Trade Secrets and Confidential Information, or other written or electronically recorded material, whether or not produced by Executive, shall be and remain the property of the Company. Upon termination of employment, Executive shall not have the right to remove any such records from the offices or premises of the Company even if such records are commingled with Executive’s personal records, although nothing herein prohibits Executive from removing his personal hard copy and electronic records that do not contain Trade Secrets and Confidential Information. In addition, Executive agrees to conduct a reasonably diligent search and return promptly to the Company all things of whatsoever nature that belong to the Company and all records (in whatsoever form, format or medium) containing or related to Trade Secrets and Confidential Information. If, following the termination of employment and a reasonably diligent search, Executive finds that he has inadvertently retained in his possession any things that belong to the Company or records containing or related to Trade Secrets and Confidential Information, then he shall promptly return same.

15. Separateness; Construction. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

16. Entire Agreement. This Agreement and the attachments contain the entire agreement between the parties pertaining to the terms of Executive’s employment, non- competition, trade secrets and confidential documents and information of the Company. No modification thereof shall be binding upon the parties unless the same is in writing signed by the respective parties.

17. Representations and Warranties. Executive hereby represents, warrants and agrees that: (a) Executive has the full power to enter into this Agreement and perform the services required of Executive as an Executive of the Company, without any restriction whatsoever; (b) in the course of performing services as an Executive of the Company, Executive will not violate the terms or conditions of any agreement between Executive and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (c) Executive has not and will not disclose or use during his employment by the Company any confidential information that Executive acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (d) Executive has disclosed to the Company in writing any and all continuing obligations to others that require Executive not to disclose any information to the Company.

18. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of the Company by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. No such assignment shall relieve Executive of any of Executive’s obligations under this Agreement. Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred by Executive, whether by operation of law or otherwise, without the prior written consent of the Company, except that any amounts owed by Company to Executive in the event of Executive’s death or Disability must be paid to Executive’s personal representative, guardian, or as otherwise directed by Executive’s estate plan.

19. Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20. Construction. The essential terms and conditions contained in this Agreement have been mutually negotiated between the parties hereto. No ambiguity in this instrument shall be construed or interpreted as against the drafter of this Agreement, as each party contributed to drafting of the provisions hereof.

21. Code Section 409A.

(a) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be excepted from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to any payment subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. The Executive shall have no right to designate the date of any payment under this Agreement. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A and Treas. Reg. § 1.409A-1(h). Whether Executive has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(c) Specified Executive. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified Executive” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Expense Reimbursements. Except as otherwise expressly provided herein, all taxable reimbursements of expenses, in-kind benefits and/or cash allowances/premiums provided or paid by the Company to the Executive under this Agreement shall be made in accordance with and subject to the following terms and conditions: (i) reimbursements shall only be made to the extent that the expense was actually incurred and reasonably substantiated; (ii) no reimbursement of any expense incurred in one taxable year will affect the amount available for reimbursement in any other taxable year; (iii) reimbursements of eligible expenses shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iv) the right to reimbursement shall not be subject to liquidation or exchange for another benefit. To the extent required by applicable law, the Company will annually report as taxable wages and/or impute income to the Executive the value of any taxable benefits and/or payments to the Executive.

(e) Acknowledgement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Company and its Executives, officers, directors, subsidiaries and affiliates shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its Executives, officers, directors, subsidiaries and affiliates to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

Longeveron, Inc.

By:	/s/ Geoff Green
Name:	Geoff Green
Title:	CEO
Date:	4/4/2022

By:	/s/ Chris Min
Name:	Chris Min, M.D., PhD
Date:	4/4/2022

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Longeveron, Inc. (“Company”) and Geoff Green (“Executive”), together the “Parties.”

WHEREAS, the Company terminated Executive’s employment on (“Termination Date”);

WHEREAS, the Company is willing to pay Executive certain severance in exchange for a release of claims and other commitments.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Executive agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein.

2. Termination of Employment.

(a) The Company timely paid or will timely pay Executive, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Executive’s work through the Termination Date, (ii) Executive’s accrued but unused vacation pay, and

(iii) Executive’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.

(b) Executive’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Executive’s group insurance medical benefits ceased or will cease on______________, unless otherwise extended under COBRA.

(c) The foregoing payments and benefits have been or will be provided to Executive regardless of whether Executive signs or revokes this Agreement.

3. Severance Benefits.

(a) The Company will pay Executive severance in an amount equal to ( ) months of Executive’s then existing annual Base Salary (excluding bonuses, commissions, incentive payments and any other form of supplemental compensation) (a total of $ ) (“Severance”), and any earned bonus for the year that has yet to be paid out, less all required tax withholdings and other deductions. Company will pay the Severance to Executive within fourteen (14) days after this Agreement becomes effective (as described below), but in no event later than the sixtieth (60th) day following the Termination Date.

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(b) If Executive timely elects to continue Executive’s group health benefits under COBRA, the Company will reimburse Executive, upon presentment of satisfactory proof of payment, the amount of Executive’s paid COBRA premiums for_______________( ) months.1

4. Release of Claims.

(a) Executive, on behalf of Executive and Executive’s heirs and personal representatives, hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, Executives, agents, attorneys, insurers, Executive benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, suspected or unsuspected, whether legal or equitable, fixed or contingent, liquidated or un-liquidated, asserted or un-asserted, whether based in common law, statute, contract, warranty, tort or otherwise, that Executive has or may have through the date Executive signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Executive signs this Agreement, including, but not limited to, claims that arise out of, result from, or are in any manner related to Executive’s employment with the Company or separation from the Company, claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement, claims for wages, salary, commission, Executive benefits, vacation pay or other paid time off, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Company, claims for breach of any express or implied contract, wrongful termination, retaliation, invasion of privacy, negligence, gross negligence, misrepresentation, express or implied duty of good faith and fair dealing, fraud, refusal to perform an illegal act, whistleblower, malicious prosecution, abuse of process, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination, retaliation or harassment based on race, religion, sex, marital status, genetic information, sexual stereotypes, gender identity, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Executive’s employment with the Company or Executive’s departure therefrom, including, but not limited to, claims for violation of the Executive Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Family and Medical Leave Act, the False Claims Act, the Florida Civil Rights Act of 1992, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105), the Florida Constitution, the Florida False Claims Act, the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida Family and Medical Leave Act, and any other international, federal, state or local law, ordinance, Executive order, code, rule, regulation, or statute, all as amended.

[1]	Be aware that if you cancel COBRA coverage in the future, then that may be deemed a voluntary relinquishment (and not a “qualifying event”) and, if so, this can delay the time when you could acquire coverage through an Affordable Care Act marketplace plan.

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(b) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers’ compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Executive took or failed to take during the course of Executive’s employment with the Company.

(c) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Executive’s right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Executive’s rights under the Age Discrimination in Employment Act, or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation.

(d) If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Executive hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Executive hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(v).

5. Time Limits, Revocation and Effective Date.

(a) Executive acknowledges and agrees that Executive received this Agreement on the Termination Date. Executive has up to twenty-one (21) days from the date Executive received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Executive signs this Agreement, Executive may still revoke Executive’s acceptance of the Agreement for up to seven (7) days after Executive signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:

[Insert name and address.]

(b) If not revoked, this Agreement will become effective on the 8th day after Executive signs it. If Executive does not sign this Agreement within the 21-day period, or if Executive timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Executive will not be entitled to the Severance Benefits provided for in Section 3.

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6. Consult with an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (at Executive’s expense) before Executive signs this Agreement. The Company will rely on Executive’s signature on this Agreement as Executive’s representation that Executive read this Agreement carefully before signing it, and that Executive has a full and complete understanding of its terms.

7. Representations. By signing below, Executive represents and agrees that the following are true and correct to the best of Executive’s knowledge:

(a) Except for the wages and benefits to be paid to Executive regardless of whether Executive signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Executive may be entitled to receive, the Company does not owe Executive any other wages, compensation, or benefits of any kind or nature;

(b) The Company has provided Executive with all leave to which Executive was entitled and, to the best of Executive’s knowledge, Executive is not suffering from any work- related injuries;

(c) Executive has not received, is not receiving, and has not applied for Medicare:

(d) Executive has notified the Company of any charge or complaint Executive filed with any agency or court that is still pending before such court or agency;

(e) The Severance Benefits described in Section 3 are things that Executive is not entitled to receive in the absence of this Agreement;

(f) Executive has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Executive shall search Executive’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Executive has disclosed all Company property in Executive’s possession or control and returned such property as directed by Company; and

(g) Executive has not asserted any claim for sexual harassment or sexual abuse by any of the Released Parties and is not aware of any facts supporting such a claim.

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(h) Executive is not aware of any violations of the law or Company agreements or policies, and is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud, that should be reported to authorities.

(i) Executive hereby voluntarily resigns as an Officer and/or Director of the Company or any Released Party effective as of the Termination Date.

8. No Re-employment. Executive acknowledges and agrees that he shall not knowingly re-apply for employment with the Released Parties, nor will Executive knowingly accept any employment or otherwise work for the Released Parties. Further, Executive agrees that his forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties. If Executive applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.

9. Confidentiality. Executive will keep this Agreement and its terms (other than the fact that Executive was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Sections 4(b) or (c).

10. Confidential Information.

(a) Executive will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Executive from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, or (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.

(b) Executive’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Executive, Executive developed on behalf of the Company, or to which Executive had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.

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11. Applicable Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.

(b) The Parties consent to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and irrevocably agree that all actions or proceedings relating to this Agreement may be litigated in such courts. The Parties irrevocably waive any right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404 or similar state or federal statutes.

12. Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Executive entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, those other agreements shall remain in effect and the terms of this Agreement shall be in addition to such other such agreements.

13. No Disparagement. Neither Party will make any intentionally defamatory or intentionally disparaging statements to any third parties regarding the other, its services, or any of its Executives, officers, or owners. Notwithstanding the foregoing, this Agreement does not prohibit either party from (a) providing truthful testimony in response to compulsory legal process,

(b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Sections 4(b) or (c).

14. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.

16. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive has no rights to assign this Agreement.

17. Acknowledgements. Executive hereby acknowledges that Executive (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.

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18. Severability. If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

19. 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Executive shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their Executives, officers, directors or other representatives shall have any liability to Executive with respect thereto.

20. Further Assurances. Executive and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

21. Cooperation.

(a) Executive will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent reasonably possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. Notwithsdanding the foregoing, Executive is not required to cooperate to the extent such cooperation would interfere or conflict with the obligations which Executive may owe to any other employer.

(b) To the extent that Executive incurs (i) travel-related expenses, (ii) out-of- pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section 21 (“Cooperation Expenses”), the Company will promptly reimburse Executive (or will cause Executive to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

Longeveron Inc.

By
Name
Title
Date

Chris Min
Date

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EXHIBIT B

EXECUTIVE’S PRIOR INVENTIONS

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